EXHIBIT 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732) 240-4500, ext. 7506

Fax: (732) 349-5070

Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES QUARTERLY AND ANNUAL

FINANCIAL RESULTS

TOMS RIVER, NEW JERSEY, January 23, 2013…OceanFirst Financial Corp. (NASDAQ:“OCFC”), the holding company for OceanFirst Bank (the “Bank”), today announced that diluted earnings per share amounted to $1.12 for the year ended December 31, 2012, as compared to $1.14 for the prior year. For the quarter ended December 31, 2012, diluted earnings per share amounted to $0.23, as compared to $0.30 for the corresponding prior year period. Diluted earnings per share for the quarter and the year ended December 31, 2012 were adversely impacted by an additional provision for loan losses of $1.8 million relating to the impact of superstorm Sandy. Additionally, diluted earnings per share for the year ended December 31, 2012 was adversely impacted by $687,000 in net severance expense as previously reported in the third quarter of 2012. These items adversely impacted diluted earnings per share by $.06 and $.09, respectively, for the quarter and the year ended December 31, 2012.

Additional highlights for the quarter and year included:

•	Stockholders’ equity per common share at December 31, 2012 increased to $12.28 and the return on average stockholders’ equity remained strong at 9.15% for the year.

•	The Company remains well-capitalized with a tangible common equity ratio of 9.69% at December 31, 2012.

The Company also announced that the Board of Directors declared its sixty-fourth consecutive quarterly cash dividend on common stock. The dividend for the quarter ended December 31, 2012 of $0.12 per share will be paid on February 15, 2013, to shareholders of record on February 4, 2013.

Chairman and CEO John R. Garbarino observed, “We are pleased to continue to report solid earnings despite a sizeable provision related to the devastation experienced in our area from superstorm Sandy. During the quarter, we also announced a 5% share repurchase plan, renewing the plan previously adopted in the fourth quarter of 2011 which remains an effective means of returning value to our shareholders”.

Results of Operations

Net income for the three months ended December 31, 2012 decreased to $4.0 million, or $0.23 per diluted share, as compared to net income of $5.5 million, or $0.30 per diluted share for the corresponding prior year period. For the year ended December 31, 2012, net income totaled $20.0 million, or $1.12 per diluted share, as compared to net income of $20.7 million, or $1.14 per diluted share, for the prior year. Net income for the quarter and the year ended December 31, 2012 was adversely impacted by the additional loan loss provision relating to superstorm Sandy of $1.8 million, or $1.1 million, net of tax benefit. Additionally, net income for the year ended December 31, 2012 was adversely impacted by $687,000, or $430,000, net of tax benefit, in net severance expense recognized in the third quarter of 2012. Excluding these items, net income benefited from a decrease in the provision for loan losses (after excluding the impact of superstorm Sandy), an increase in other income, a decrease in operating expenses (after excluding the severance expense) and a reduction in average shares outstanding.

Net interest income for the quarter and year ended December 31, 2012 decreased to $18.0 million and $73.5 million, respectively, as compared to $19.3 million and $77.3 million, respectively, in the same prior year periods, reflecting a lower net interest margin partly offset by greater interest-earning assets. The net interest margin decreased to 3.29% and 3.37%, respectively, for the quarter and year ended December 31, 2012, from 3.53% and 3.59%, respectively, in the same prior year periods due to a change in the mix of average interest-earning assets from higher-yielding loans receivable into lower-yielding short-term investments and investment and mortgage-backed securities available for sale. High loan refinance volume also caused yields on loans and mortgage-backed securities to trend downward. The yield on average interest-earning assets decreased to 3.87% and 4.02%, respectively, for the quarter and year ended December 31, 2012, as compared to 4.29% and 4.43%, respectively, for the same prior year periods. For the quarter and year ended December 31, 2012, the yield on loans receivable benefited from commercial loan prepayment fees of $163,000 and $495,000, respectively, which increased the yield on interest-earning assets and the net interest margin by 3 basis points and 2 basis points, respectively. The cost of average interest-bearing liabilities decreased to 0.67% and 0.75%, respectively, for the quarter and year ended December 31, 2012, as compared to 0.86% and 0.95%, respectively, in the same prior year periods. Average interest-

earning assets increased $6.6 million, or 0.3%, and $28.0 million, or 1.3%, respectively, for the quarter and year ended December 31, 2012, as compared to the same prior year periods. The increases in average interest-earning assets were primarily due to the increases in average investment and mortgage-backed securities, which collectively increased $42.2 million and $70.0 million, for the quarter and year ended December 31, 2012, respectively, and the increase in average short-term investments which increased $12.2 million and $23.3 million, for the quarter and year ended December 31, 2012, respectively. The growth in interest-earning assets was primarily funded by an increase in average transaction deposits and non-interest-bearing deposits, partly offset by a decrease in average time deposits and borrowed funds.

For the quarter and year ended December 31, 2012, the provision for loan losses was $3.1 million and $7.9 million, respectively, as compared to $2.0 million and $7.8 million, respectively, for the corresponding prior year periods. The increases were due to the additional provision of $1.8 million relating to the impact of superstorm Sandy. Excluding this additional provision, the provision for loan losses decreased $700,000 and $1.7 million for the quarter and year ended December 31, 2012, respectively, partly due to a reduction in both non-performing loans and loans receivable, net at December 31, 2012 as compared to December 31, 2011.

Other income increased to $4.5 million and $18.2 million, respectively, for the quarter and year ended December 31, 2012, as compared to $4.2 million and $15.3 million, respectively, in the same prior year periods due to higher fees and service charges, an improvement in the net gain (loss) from other real estate operations and, for the year ended December 31, 2012, an increase in the net gain on the sale of loans. For the year ended December 31, 2012, the Company recognized a gain of $226,000 on sale of equity securities as compared to the recognition of an other-than-temporary impairment loss on equity securities of $148,000 for the year ended December 31, 2011. For the year ended December 31, 2012, the net gain on the sale of loans increased $1.0 million, due to an increase in loan sale volume and strong gain on sale margins. However, the net gain on the sale of loans for the quarter and year ended December 31, 2012 was reduced by an increase of $400,000 and $750,000, respectively, in the reserve for repurchased loans. For the quarter and year ended December 31, 2012, fees and service charges increased $190,000 and $723,000, respectively, primarily due to increases in trust and bankcard services revenue. Finally, the net gain (loss) from other real estate operations improved $189,000 and $613,000 for the quarter and year ended December 31, 2012, respectively, as compared to the same prior year periods.

Operating expenses increased by $223,000, to $13.2 million, and by $227,000, to $52.9 million, respectively, for the quarter and year ended December 31, 2012, as compared to $13.0 million and $52.7 million, respectively, for the corresponding prior year periods. Excluding the $687,000 severance related expenses included in compensation and employee benefits, net of expense savings, for the year ended December 31, 2012, operating expenses decreased by $460,000 as compared to the corresponding prior year period. For the quarter and year ended December 31, 2012, compensation and employee benefits costs, net of the severance cost, decreased by $153,000, or 2.3%, to $6.6 million for the quarter ended December 31, 2012 and by $1.2 million, or 4.1%, to $26.9 million for the year ended December 31, 2012. The decreases were due to lower incentive plan expense of $477,000 and $640,000, respectively, for the quarter and year ended December 31, 2012. The decrease for the year ended December 31, 2012 also benefited by $611,000 due to the increase in mortgage loan closings from prior year levels. Higher loan closings in the current period increased deferred loan expense, net of sales commissions to mortgage loan representatives, which is reflected as a decrease in compensation expense. Additionally, Federal deposit insurance expense decreased by $440,000 for the year ended December 31, 2012 as compared to the prior year due to a lower assessment rate and a change in the assessment methodology from deposit-based to a total liability-based assessment. These changes to Federal deposit insurance affected the expense for the first six months of 2012 as compared to the same prior year period.

The provision for income taxes was $2.1 million and $10.9 million, respectively, for the quarter and year ended December 31, 2012, as compared to $3.0 million and $11.5 million, respectively, for the same prior year periods. The effective tax rate was 34.5% and 35.3%, respectively, for the quarter and year ended December 31, 2012, as compared to 35.5% and 35.6%, respectively, in the same prior year periods.

Financial Condition

Total assets decreased by $32.9 million to $2,269.2 million at December 31, 2012, from $2,302.1 million at December 31, 2011. Cash and due from banks decreased by $15.0 million, to $62.5 million at December 31, 2012, as compared to $77.5 million at December 31, 2011. The cash and due from banks was invested in investment and mortgage-backed securities available for sale, which collectively increased by $17.2 million, to $547.4 million at December 31, 2012, as compared to $530.2 million at December 31, 2011. Loans receivable, net, decreased by $39.8 million, to $1,523.2 million at December 31, 2012 from $1,563.0 million at December 31, 2011 primarily due to prepayments and sale of newly originated 30-year fixed-rate one-to-four family loans. Bank Owned Life Insurance increased by $11.2 million at December 31, 2012 as compared to December 31, 2011 primarily due to an additional investment during the third quarter of 2012.

Deposits increased by $13.6 million, to $1,719.7 million at December 31, 2012, from $1,706.1 million at December 31, 2011. Federal Home Loan Bank advances decreased $41.0 million, to $225.0 million at December 31, 2012, from $266.0 million at December 31, 2011 due to excess liquidity and cash flows from loans receivable. Stockholders’ equity increased to $219.8 million at December 31, 2012, as compared to $216.8 million at December 31, 2011, primarily due to net income and a reduction in accumulated other comprehensive gain (loss), partly offset by the cash dividend on common stock and by the repurchase of 843,370 shares of common stock for $11.9 million. At December 31, 2012, there were 834,784 shares remaining to be repurchased under the stock repurchase program adopted in the fourth quarter of 2012.

Asset Quality

The Company’s non-performing loans totaled $43.4 million at December 31, 2012, a $634,000 decrease from $44.0 million at December 31, 2011. Net loan charge-offs decreased to $5.6 million for the year ended December 31, 2012, as compared to $9.2 million for the corresponding prior year period. During the fourth quarter of 2011, the Company modified its charge-off policy on problem loans secured by real estate which accelerated the recognition of loan charge-offs. The Company now takes charge-offs in the period the loan, or portion thereof, is deemed uncollectable, generally after the loan becomes 120 days delinquent and a recent appraisal is received which reflects a collateral shortfall. Previously, specific valuation reserves were established until the loan charge-off was recorded upon final resolution of the collateral. The change in the charge-off policy resulted in additional charge-offs in the fourth quarter of 2011 of $5.7 million.

On October 29 and 30, 2012 the primary market area of the Bank was adversely impacted by superstorm Sandy. The storm disrupted operations for most businesses in the area and caused substantial property damage. The Bank provided payment deferrals to residential borrowers impacted by the storm for two months without penalty. An additional extension is considered if adequate documentation is presented. At December 31, 2012, 120 residential loan borrowers requested a payment deferment. For this pool of borrowers, the outstanding principal balance is $28.8 million; the average loan size is $240,000; the weighted average loan-to-value ratio is 61% based on appraised values at the time of origination or a more recent valuation, if available; and 69% of these loans are located in a flood zone. The Bank requires flood insurance on all properties in a flood zone. The Bank’s practice has been to follow-up with all borrowers who received a storm-related payment delay after 45 days to determine the extent of the financial impact caused by the storm and to establish a repayment plan. Through January 19, 2013 the Bank had followed-up with 87 borrowers with principal balances of $19.2 million. The result was as follows:

	Number of Borrowers	Amount Outstanding (000’s)
Loan was brought current	37	$7,337
Repayment plan agreed to – loan to be brought current within four months	38	9,532
Borrower indicated financial hardship; repayment plan not yet established; Bank will consider loan modification	12	2,314

	87	$19,183

For the 12 borrowers experiencing financial hardship, the Bank evaluated its security position by aggregating estimated land value and flood insurance for each property. The weighted average loan-to-value ratio for these loans, using only estimated land value and anticipated flood insurance was 65% and no individual loan-to-value ratio exceeded 88%.

The Bank has also contacted most of its commercial loan borrowers. At this time, three commercial real estate borrowers with a combined total outstanding loan balance of $3.6 million have reported substantial property damage. Each of these loans has continued to perform according to their original terms and maintains a loan-to-value ratio prior to the impact of Sandy of less than 25%, based on appraisal values at the time of origination or a more recent valuation, if available. Additionally, six commercial loan borrowers requested short-term payment relief due to the impact of the storm. The Bank has allowed these borrowers to defer principal payments for up to 90 days and all of these borrowers are performing according to the revised terms.

The Bank has evaluated the impact of the storm relative to the adequacy of the allowance for loan losses. Based on the Bank’s evaluation, as described above, there were no loan charge-offs or specific losses identified. Although the ultimate amount of loan losses relating to the storm is uncertain and difficult to predict, and information continues to be gathered, the Bank recorded an additional provision for loan losses of $1.8 million for the quarter and year ended December 31, 2012, solely related to the impact of superstorm Sandy.

The reserve for repurchased loans, which is included in other liabilities in the Company’s consolidated statements of financial condition, was $1.2 million at December 31, 2012, a $498,000 increase from December 31, 2011 due to an additional provision for repurchased loans of $750,000, primarily resulting from an increase in repurchase requests, partly offset by a loss of $252,000 on a single loan repurchased. At December 31, 2012, there were 12 outstanding loan repurchase requests which the Company is disputing, on loans with a total principal balance of $3.6 million, as compared to 4 outstanding loan repurchase requests with a principal balance of $1.2 million at December 31, 2011.

Annual Meeting

The Company also announced today that its Annual Meeting of Stockholders will be held on Wednesday, May 8, 2013 at 10:00 a.m. Eastern time, at the Crystal Point Yacht Club located at 3900 River Road at the intersection of State Highway 70, Point Pleasant, New Jersey. The record date for shareholders entitled to vote at the Annual Meeting is March 12, 2013.

Conference Call

As previously announced, the Company will host an earnings conference call on Thursday, January 24, 2013 at 11:00 a.m. Eastern time. The direct dial number for the call is (877) 317-6016. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10022790 from one hour after the end of the call until February 1, 2013. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

* * *

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered savings bank with $2.3 billion in assets and twenty-four branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of probability or confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	December 31, 2012	December 31, 2011
ASSETS

Cash and due from banks	$62,544	$77,527
Investment securities available for sale	213,593	165,279
Federal Home Loan Bank of New York stock, at cost	17,061	18,160
Mortgage-backed securities available for sale	333,857	364,931
Loans receivable, net	1,523,200	1,563,019
Mortgage loans held for sale	6,746	9,297
Interest and dividends receivable	5,976	6,432
Other real estate owned, net	3,210	1,970
Premises and equipment, net	22,233	22,259
Servicing asset	4,568	4,836
Bank Owned Life Insurance	53,167	41,987
Other assets	23,073	26,397

Total assets	$2,269,228	$2,302,094

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,719,671	$1,706,083
Securities sold under agreements to repurchase with retail customers	60,791	66,101
Federal Home Loan Bank advances	225,000	266,000
Other borrowings	27,500	27,500
Due to brokers	—	5,186
Advances by borrowers for taxes and insurance	7,386	7,113
Other liabilities	9,088	7,262

Total liabilities	2,049,436	2,085,245

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 17,894,929 and 18,682,568 shares outstanding at December 31, 2012 and December 31, 2011, respectively	336	336
Additional paid-in capital	262,704	262,812
Retained earnings	198,109	186,666
Accumulated other comprehensive gain (loss)	49	(2,468)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(3,904)	(4,193)
Treasury stock, 15,671,843 and 14,884,204 shares at December 31, 2012 and December 31, 2011, respectively	(237,502)	(226,304)
Common stock acquired by Deferred Compensation Plan	(647)	(871)
Deferred Compensation Plan Liability	647	871

Total stockholders’ equity	219,792	216,849

Total liabilities and stockholders’ equity	$2,269,228	$2,302,094

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the three months ended December 31,		For the years ended December 31,
	2012	2011	2012	2011
	(unaudited)
Interest income:
Loans	$18,526	$20,448	$76,168	$82,994
Mortgage-backed securities	1,891	2,330	8,509	10,060
Investment securities and other	772	638	2,938	2,333

Total interest income	21,189	23,416	87,615	95,387

Interest expense:
Deposits	1,588	2,297	7,547	10,401
Borrowed funds	1,584	1,846	6,556	7,659

Total interest expense	3,172	4,143	14,103	18,060

Net interest income	18,017	19,273	73,512	77,327
Provision for loan losses	3,100	2,000	7,900	7,750

Net interest income after provision for loan losses	14,917	17,273	65,612	69,577

Other income:
Loan servicing income	129	135	538	427
Fees and service charges	3,115	2,925	12,154	11,431
Net gain on sales of and other-than-temporary impairment loss on investment securities available for sale	—	—	226	(148)
Net gain on sales of loans available for sale	832	936	3,968	3,002
Net gain (loss) from other real estate operations	48	(141)	(10)	(623)
Income from Bank Owned Life Insurance	360	324	1,338	1,172
Other	8	35	12	40

Total other income	4,492	4,214	18,226	15,301

Operating expenses:
Compensation and employee benefits	6,632	6,785	27,610	28,077
Occupancy	1,177	1,288	5,074	5,066
Equipment	740	634	2,632	2,436
Marketing	401	554	1,633	1,766
Federal deposit insurance	526	526	2,113	2,553
Data processing	895	921	3,632	3,593
Legal	356	126	1,088	761
Check card processing	394	273	1,455	1,197
Accounting and audit	161	77	609	519
Other operating expense	1,962	1,837	7,045	6,696

Total operating expenses	13,244	13,021	52,891	52,664

Income before provision for income taxes	6,165	8,466	30,947	32,214
Provision for income taxes	2,124	3,007	10,927	11,473

Net income	$4,041	$5,459	$20,020	$20,741

Basic earnings per share	$0.23	$0.30	$1.13	$1.14

Diluted earnings per share	$0.23	$0.30	$1.12	$1.14

Average basic shares outstanding	17,412	18,192	17,730	18,191

Average diluted shares outstanding	17,451	18,241	17,829	18,240

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At December 31, 2012		At December 31, 2011
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	9.69%		9.42%
Common shares outstanding (in thousands)	17,895		18,683
Stockholders’ equity per common share	$12.28		$11.61
Tangible stockholders’ equity per common share	12.28		11.61

ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$26,521		$29,193
Commercial real estate	11,567		10,552
Construction	—		43
Consumer	4,540		3,653
Commercial	746		567

Total non-performing loans	43,374		44,008
REO, net	3,210		1,970

Total non-performing assets	$46,584		$45,978

Delinquent loans 30 to 89 days	$11,437	(1)	$14,972

Troubled debt restructurings:
Non-performing (included in total non- performing loans above)	$18,160	(2)	$14,491
Performing	17,733	(2)	13,118

Total troubled debt restructurings	$35,893		$27,609

Allowance for loan losses	$20,510		$18,230

Allowance for loan losses as a percent of total loans receivable	1.32%		1.15%
Allowance for loan losses as a percent of total non-performing loans	47.29		41.42
Non-performing loans as a percent of total loans receivable	2.80		2.77
Non-performing assets as a percent of total assets	2.05		2.00

	For the three months ended December 31,		For the years ended December 31,
	2012	2011	2012	2011
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.70%	0.95%	0.87%	0.91%
Return on average stockholders’ equity	7.36	10.07	9.15	9.88
Interest rate spread	3.20	3.43	3.27	3.48
Interest rate margin	3.29	3.53	3.37	3.59
Operating expenses to average assets	2.30	2.27	2.31	2.32
Efficiency ratio	58.84	55.44	57.65	56.86

(1)	Delinquent loans 30 to 89 days exclude $16.5 million of loans impacted by superstorm Sandy for which the Bank has granted a temporary payment delay for up to 60 days.
(2)	Non-performing and performing troubled debt restructurings were adversely impacted by $1.7 million and $6.3 million, respectively, due to the implementation of new guidance issued by the Bank’s regulator, the Office of the Comptroller of the Currency (“OCC”). The amount now includes one-to-four family and consumer loans where the borrower’s obligation was discharged in bankruptcy. The updated guidance requires the Bank to include certain loans as troubled debt restructurings due to the discharge of the borrower’s debt. As part of the allowance for loan losses, the Bank has established a $646,000 specific valuation reserve for these loans.

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

	At December 31, 2012	At December 31, 2011
Real estate:
One-to-four family	$809,705	$882,550
Commercial real estate, multi-family and land	475,155	460,725
Residential construction	9,013	6,657
Consumer	198,143	192,918
Commercial	57,967	45,889

Total loans	1,549,983	1,588,739
Loans in process	(3,639)	(2,559)
Deferred origination costs, net	4,112	4,366
Allowance for loan losses	(20,510)	(18,230)

Total loans, net	1,529,946	1,572,316
Less: mortgage loans held for sale	6,746	9,297

Loans receivable, net	$1,523,200	$1,563,019

Mortgage loans serviced for others	$840,900	$878,462
Loan pipeline	74,062	95,223

	For the three months ended December 31,			For the years ended December 31,
	2012	2011		2012	2011
Loan originations	$94,778	$92,002		$457,152	$326,991
Loans sold	39,138	38,608		166,821	133,739
Net charge-offs	881	6,675	(1)	5,620	9,220	(1)

DEPOSITS

	At December 31, 2012	At December 31, 2011
Type of Account
Non-interest-bearing	$179,074	$142,436
Interest-bearing checking	940,190	942,392
Money market deposit	118,154	123,105
Savings	256,035	229,241
Time deposits	226,218	268,909

	$1,719,671	$1,706,083

(1)	During the fourth quarter of 2011, the Company modified its charge-off policy on loans secured by real estate so that losses are charged-off in the period the loans are deemed uncollectable rather than when the foreclosure process is completed. The change in the charge-off policy resulted in additional charge-offs in the fourth quarter of 2011 of $5.7 million.

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED DECEMBER 31,
	2012			2011
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$70,621	$31	0.18%	$58,417	$35	0.24%
Investment securities (1)	221,469	541	0.98	172,744	419	0.97
FHLB stock	17,138	200	4.67	18,147	184	4.06
Mortgage-backed securities (1)	339,797	1,891	2.23	346,301	2,330	2.69
Loans receivable, net (2)	1,539,269	18,526	4.81	1,586,071	20,448	5.16

Total interest-earning assets	2,188,294	21,189	3.87	2,181,680	23,416	4.29

Non-interest-earning assets	116,112			115,605

Total assets	$2,304,406			$2,297,285

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,334,492	713	0.21	$1,283,605	1,102	0.34
Time deposits	232,079	875	1.51	272,201	1,195	1.76

Total	1,566,571	1,588	0.41	1,555,806	2,297	0.59
Borrowed funds	325,104	1,584	1.95	362,102	1,846	2.04

Total interest-bearing liabilities	1,891,675	3,172	0.67	1,917,908	4,143	0.86

Non-interest-bearing deposits	175,238			147,945
Non-interest-bearing liabilities	17,765			14,610

Total liabilities	2,084,678			2,080,463
Stockholders’ equity	219,728			216,822

Total liabilities and stockholders’ equity	$2,304,406			$2,297,285

Net interest income		$18,017			$19,273

Net interest rate spread (3)			3.20%			3.43%

Net interest margin (4)			3.29%			3.53%

	FOR THE YEARS ENDED DECEMBER 31,
	2012			2011
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$58,277	$92	0.16%	$34,939	$70	0.20%
Investment securities (1)	199,013	2,019	1.01	148,055	1,432	0.97
FHLB stock	17,596	827	4.70	17,984	831	4.62
Mortgage-backed securities (1)	355,818	8,509	2.39	336,807	10,060	2.99
Loans receivable, net (2)	1,551,462	76,168	4.91	1,616,360	82,994	5.13

Total interest-earning assets	2,182,166	87,615	4.02	2,154,145	95,387	4.43

Non-interest-earning assets	110,537			117,010

Total assets	$2,292,703			$2,271,155

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,305,415	3,598	0.28	$1,262,395	5,559	0.44
Time deposits	243,776	3,949	1.62	272,198	4,842	1.78

Total	1,549,191	7,547	0.49	1,534,593	10,401	0.68
Borrowed funds	336,676	6,556	1.95	369,223	7,659	2.07

Total interest-bearing liabilities	1,885,867	14,103	0.75	1,903,816	18,060	0.95

Non-interest-bearing deposits	170,859			142,478
Non-interest-bearing liabilities	17,152			14,919

Total liabilities	2,073,878			2,061,213
Stockholders’ equity	218,825			209,942

Total liabilities and stockholders’ equity	$2,292,703			$2,271,155

Net interest income		$73,512			$77,327

Net interest rate spread (3)			3.27%			3.48%

Net interest margin (4)			3.37%			3.59%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.